Exhibit 10.1

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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In re		:	Chapter 11 Case No.
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SIGA TECHNOLOGIES, INC.,		:	14-12623 (SHL)
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	Debtor.	:
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STIPULATION AND INTERIM ORDER REGARDING
USE OF CASH COLLATERAL AND ADEQUATE PROTECTION

This Stipulation and Agreed Order (the “Stipulation and Order”) is entered into between SIGA Technologies, Inc. (the “Debtor”) and General Electric Capital Corporation (“GECC”), in its capacity as Agent (as such term is defined in that certain Loan and Security Agreement dated as of December 31, 2012 (as amended, the “Agreement”)) for the Lenders under the Agreement (together with the Agent and the Debtor, the “Parties”).1

RECITALS

A.                  On December 31, 2012, the Parties entered into the Agreement.

B.                   The Agreement provided SIGA, as borrower, a Term Loan of $5.0 million with a fixed interest rate of 9.85% per annum and a Revolving Loan up to $7.0 million with a variable interest rate.

C.                   The Debtor’s Obligations under the Agreement and other Loan Documents are secured by a first-priority security interest in the Collateral, which includes, among other things, the Debtor’s Accounts, Chattel Paper (whether tangible or electronic), Commercial Tort Claims, Deposit Accounts, Documents, Equipment, Financial Assets, Fixtures, Goods, Instruments, Investment Property (including, without limitation, all Securities Accounts), Inventory, Letter-of-Credit Rights, letters of credit, Securities, Supporting Obligations, cash, Cash Equivalents, any other contract rights (including, without limitation, rights under any license agreements, leases, and franchise agreements or rights to the payment of money), General Intangibles (including, without limitation, Intellectual Property), and all proceeds, products and offspring of the foregoing.

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1 Capital terms not defined herein shall have the meanings ascribed to them in the Agreement.  In the event of any inconsistency between the description of the terms herein and the terms of the Agreement, the terms of the Agreement shall govern.

D.                  On September 16, 2014 (the “Commencement Date”), the Debtor commenced with this Court a voluntary case under chapter 11 of title 11, United States Code (the “Bankruptcy Code”).

E.                   As of the Commencement Date, approximately $2.50 million in principal amount of the Term Loan was outstanding and no principal amounts were borrowed or outstanding against the Revolving Loan.

F.                   The Parties recognize the critical need for the Debtor to use Cash Collateral (as such term is defined in section 363(a) of the Bankruptcy Code) to continue operations and to administer and preserve the value of its estate, but also agree that, pursuant to section 363(c)(2) of the Bankruptcy Code, such use requires the Lenders’ consent or the Court’s authorization.

G.                   Further, the Parties acknowledge that, pursuant to section 361, 362(d), and 363(e) of the Bankruptcy Code, the Lenders are entitled to request adequate protection for and solely to the extent of any diminution in the value of their interest in the Collateral or Cash Collateral resulting from the Debtor’s use of the Cash Collateral during the Debtor’s chapter 11 case.

H.                  Accordingly, the Parties enter into this Stipulation and Order for the use of Cash Collateral and the terms for adequate protection.

AGREEMENT

1.                    The Debtor is permitted to use Cash Collateral subject to the terms set forth herein.

2.                    For and to the extent of any diminution in value of the Agent and Lenders’ interest in the Collateral or Cash Collateral resulting from the Debtor’s use of the Cash Collateral, the Agent and Lenders shall receive adequate protection as follows (collectively, the “Adequate Protection”):

(a)	The Debtor shall continue to pay the Monthly Amortization Amount under the Term Loan in accordance with section 2.4(b)(i) of the Agreement.

(b)	The Debtor shall pay all other fees, expenses and charges payable under the Agreement and other Loan Documents (including, but not limited to, reasonable attorneys’ fees of Agent and Lenders), payable as and when due pursuant to the Agreement; provided, however, the Unused Revolving Loan Commitment Fee shall not be payable, as the Revolving Loan Commitment shall be terminated and no longer available for future Revolving Loan advances.

(c)	The Debtor shall pay $70,000 to Agent, no later than two (2) Business Days after approval of the Stipulation and Order, in full satisfaction of all amounts payable under section 2.5(c) of the Agreement for the termination of the Revolving Loan Commitment.

(d)	The Debtor shall continue to pay, at the non-default rate provided for in section 2.3(a) of the Agreement, interest under the Term Loan in accordance with section 2.4(a) of the Agreement.

(e)	The Debtor, with the assistance of the Agent, shall as soon as practicable open a new separate account (the “Account”) and shall at all times thereafter maintain a balance in the Account of no less than $4.0 million. The Agent shall have, by virtue of this Order, a perfected first-priority lien and security interest in the Account;

(f)	The Debtor agrees, acknowledges, and stipulates that the Agent’s prepetition first-priority lien over the Collateral is valid, binding, properly perfected, unavoidable, and enforceable and the Debtor shall not challenge the validity of such lien; and

(g)	The rights of the Parties are reserved as to whether interest at the Default Rate shall be payable from the Commencement Date forward, and if it is determined that it is payable, such amount, less the amount paid pursuant to paragraph 2(c) above, shall be added to the Obligations.

(h)	The Debtor shall provide Agent with all financial reports required by the Agreement and other Loan Documents.

3.                    If Agent’s Cash Collateral or Collateral position is impaired by something other than Debtor’s Cash Collateral use as contemplated herein, or if there is any impairment to the Account or this Stipulation and Order, then Agent shall have the right to seek additional adequate protection (as such term is defined in section 361, 362, 363, or 364 of the Bankruptcy Code). Further, Agent reserves the right to file an objection, motion, or other pleading related to any action proposed by the Debtor or any other party in this chapter 11 case, whether such action is the subject of a motion or otherwise.

4.                    Within five (5) Business Days after the end of each month a senior officer of the Debtor shall certify to the Agent that at the end of the preceding month the Account had a cash balance of no less than $4.0 million.

5.                    This Stipulation and Order may not be modified, amended, or vacated other than by a signed writing executed by GECC and the Debtor or by order of the Court.

6.                    Each person who executes this Stipulation and Order on behalf of a Loan Party hereto represents that he or she is duly authorized to execute this Stipulation and Order on behalf of such Party.

7.                    This Stipulation and Order may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Evidence of execution of this Stipulation and Order may be exchanged by facsimile or by electronic transmission of a scanned copy of the signature pages or by exchange of an originally signed document, each of which shall be as fully binding on the Parties as a signed original.

8.                    This Stipulation and Order shall not be effective until approved by the Court. Upon approval of the Court, this Stipulation and Order shall be binding upon (i) the Debtor and any trustee or examiner appointed in this chapter 11 case, and their respective successors and assigns; (ii) the Lenders and the Agent and their respective successors and assigns; and (iii) all creditors and other parties in interest in this chapter 11 case; provided, however, nothing contained herein shall limit the right of any other party in interest under applicable law from challenging the prepetition liens of the Agent, provided that any such challenge is asserted prior to November 17, 2014.

9.                    The terms of this Stipulation and Order shall terminate on the effective date of a plan of reorganization in this case.

10.                 The Court shall retain exclusive jurisdiction to interpret, implement, and enforce the provisions of this Stipulation and Order.

11.                 Notwithstanding the possible applicability of Bankruptcy Rule 4001(b), the terms and provisions of this Stipulation and Order shall be immediately effective and enforceable upon its entry.

12.                 The Debtor shall serve notice (the “Entry Notice”) of entry of this Stipulation and Order on all parties entitled to notice under Bankruptcy Rule 4001(b)(1)(C) (the “Notice Parties”) within five (5) days of entry upon the Court’s docket. If no objection to entry of this Stipulation and Order is filed by any of the Notice Parties (or any other party) within thirty (30) days of service of the Entry Notice, this Stipulation and Order shall become a final order.

Dated: September 17, 2014

SIGA Technologies, Inc

By:	/s/ Stephen Karotkin
Harvey R. Miller
Stephen Karotkin
Garrett Fail
WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
Telephone: (212) 310-8000
Facsimile: (212) 310-8007

Attorneys for Debtor and Debtor in Possession

General Electric Capital Corporation

By:	/s/ Brent R. McIlwain
Robert W. Jones
Brent R. McIlwain
HOLLAND & KNIGHT LLP
200 Crescent Court, Suite 1600
Dallas, Texas 75201
Telephone: (214) 964-9500
Facsimile: (214) 964-9501
Attorneys for General Electric Capital Corporation, Administrative and Collateral Agent under the Agreement

APPROVED AND SO ORDERED
this 17th day of September, 2014

BY THE BANKRUPTCY COURT:

/s/ Sean H. Lane
United States Bankruptcy Judge